Exhibit 99.1

   KEWAUNEE SCIENTIFIC ANNOUNCES THIRD QUARTER RESULTS AND QUARTERLY DIVIDEND

    STATESVILLE, N.C., Feb. 22 /PRNewswire-FirstCall/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported results for its third quarter ended January 31, 2006.

    Sales for the quarter were $17,724,000, an increase of 13% over sales of $15,623,000 in the same period last year. A net loss of $555,000, or $0.22 per diluted share, was reported for the quarter. This compares to a net loss of $742,000, or $0.30 per diluted share, in the same period last year. The order backlog at January 31, 2006 was $35.5 million. This compares to a backlog of $35.2 million at the beginning of the quarter and $41.7 million at January 31, 2005.

    A number of factors adversely affected earnings for the quarter. An unexpected cost of $230,000 was incurred when the Company's installation subcontractor on a large project was unable to complete the installation. Additionally, energy costs increased 66%, or $205,000, over the same period last year. The third quarter is traditionally the Company's weakest quarter for sales and earnings, and these costs made the quarter even more difficult.

    As expected, costs and manufacturing disruptions associated with the completion of three significant cost improvement projects in the Company's Statesville plants adversely impacted results for the quarter. A new $1.8 million finishing system was installed in the Wood Plant. This more efficient system required an entire new layout of the finishing and assembly areas of the facility. This system is now performing well, our Associates have been trained, and the Company should benefit from reduced costs beginning in our fourth quarter. Other projects completed during the quarter included a new automated folding machine in the Metal Plant at a cost of $900,000 and new continuous casting machine in the Resin Plant at a cost of $256,000, both of which are installed and performing well.

    The Company's financial condition remains strong. Cash on hand at the end of the quarter was $1.3 million and working capital was $11.5 million, while total debt was $7.1 million. Book value per share was $10.41 at January 31, 2006.

    "The unexpected costs associated with replacing a subcontractor and a further significant jump in energy costs made the third quarter especially difficult," said William A. Shumaker, President and Chief Executive Officer of Kewaunee. "However, we believe our fourth quarter will have increased sales and be profitable. We continue to make progress in reducing our costs for the long-term. The capital projects in our plants completed during the quarter will allow us to reduce our operating costs, and we continue to make good progress in reducing our raw material costs by finding alternative vendors and more competitive pricing. The domestic marketplace for our laboratory products continues to be reasonably healthy, although pricing remains extremely competitive. Our international subsidiaries in Asia serving the rapidly-expanding Asian laboratory research market continue to grow and contribute nicely to our sales and profits."

    Sales for the nine months ended January 31, 2006 were $60,351,000, an increase of 11% over sales of $54,276,000 in the comparable period last year. Net earnings for the nine months were $447,000, or $0.18 per diluted share, including a net gain of $540,000, or $0.22 per diluted share, from the sale of our former Lockhart, Texas property in the first quarter. A net loss of $441,000, or $0.18 per diluted share, was reported in the comparable period last year.

    The Company also announced today that its Board of Directors approved a cash dividend of seven cents per outstanding share to stockholders of record at the close of business on March 6, 2006, payable on March 20, 2006.

    Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters and manufacturing facilities are located in Statesville, North Carolina. The Company also has subsidiaries in Singapore and Bangalore, India that serve the Asian markets. Kewaunee Scientific's website is located at http://www.kewaunee.com.

    Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

                      Consolidated Statements of Operations
                                   (unaudited)
                      (in thousands, except per share data)

                                            3 Months Ended              9 Months Ended
                                              January 31                  January 31
                                       ------------------------    -------------------------
                                          2006          2005          2006           2005
                                       ----------    ----------    ----------     ----------
Net sales                              $   17,724    $   15,623    $   60,351     $   54,276

Cost of products sold                      15,278        13,586        51,034         45,310
Gross profit                                2,446         2,307         9,317          8,966

Operating expenses                          3,079         3,030         8,952          9,336

Operating earnings (loss)                    (633)         (993)          365           (370)

Other income (expense)                          3           (36)          883              4

Interest expense                             (112)          (84)         (317)          (254)

Earnings (loss) before income taxes          (742)       (1,113)          931           (620)

Income tax expense (benefit)                 (268)         (382)          326           (227)

Earnings (loss) before
 minority interests                          (474)         (731)          605           (393)

Minority interests                             81            11           158             48

Net earnings (loss)                    $     (555)   $     (742)   $      447*    $     (441)

Net earnings (loss) per share
           Basic                       $    (0.22)   $    (0.30)   $     0.18     $    (0.18)
           Diluted                     $    (0.22)   $    (0.30)   $     0.18     $    (0.18)
Weighted average number of common
 shares outstanding (in thousands)
           Basic                            2,492         2,492         2,492          2,491
           Diluted                          2,494         2,493         2,493          2,495

* Includes a non-recurring after-tax gain on the sale of property in the amount of $540,000, or $.22 per diluted share.

                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                      January 31    April 30
                                        2006          2005
                                     -----------   ----------
                                     (unaudited)
Assets
Cash and cash equivalents            $       890   $      225
Restricted cash                              381          379
Receivables, less allowances              19,103       21,683
Inventories                                6,539        3,542
Prepaid expenses and
 other current assets                      1,338          951
   Total current assets                   28,251       26,780
Net property, plant and equipment         11,161       10,730
Other assets                               7,602        8,702
Total Assets                         $    47,014   $   46,212

Liabilities and
 Stockholders' Equity
Short-term borrowings                $     6,244   $    3,778
Current portion of long-term debt             93          931
Current obligations under
 capital leases                              220          111
Accounts payable                           6,873        8,558
Other current liabilities                  3,310        3,021
   Total current liabilities              16,740       16,399
Other non-current liabilities              4,342        3,824
Total stockholders' equity                25,932       25,989
Total Liabilities and
 Stockholders' Equity                $    47,014   $   46,212

      Contact:  D. Michael Parker
                704/871-3290

SOURCE  Kewaunee Scientific Corporation
    -0-                             02/22/2006
    /CONTACT: D. Michael Parker of Kewaunee Scientific Corporation, +1-704-871-3290/
    /Web site:  http://www.kewaunee.com /
    (KEQU)